Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

SHIRE PLC

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Rights Agent

Dated as of [●], 2015

TABLE OF CONTENTS

		Page

	Article I

	Definitions

1.1	Definitions	1
1.2	Additional Definitions	4
1.3	Other Definitional Provisions	5

	Article II

	Contingent Value Rights

2.1	CVRs	5
2.2	Nontransferable	5
2.3	No Certificate; Registration; Registration of Transfer; Change of Address	6
2.4	Payment Procedures	7
2.5	No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent Holdco	8
2.6	Enforcement of Rights of Holders	9

	Article III

	The Rights Agent

3.1	Certain Duties and Responsibilities	9
3.2	Certain Rights of the Rights Agent	9
3.3	Resignation and Removal; Appointment of Successor	10
3.4	Acceptance of Appointment by Successor	11

	Article IV

	Covenants

4.1	List of Holders	11
4.2	Payment of Milestone Payment	12
4.3	Assignment Transactions	12
4.4	Diligent Efforts	12

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	Article V

	Amendments

5.1	Amendments without Consent of Holders	13
5.2	Amendments with Consent of Holders	14
5.3	Execution of Amendments	14
5.4	Effect of Amendments	14

	Article VI

	Miscellaneous and General

6.1	Termination	14
6.2	Notices to the Rights Agent and Parent Holdco	15
6.3	Notice to Holders	16
6.4	Counterparts	16
6.5	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	16
6.6	Other Remedies	18
6.7	Entire Agreement	18
6.8	Third-Party Beneficiaries; Action by Acting Holders	18
6.9	Severability	18
6.10	Assignment	19
6.11	Benefits of Agreement	19
6.12	Legal Holidays	19
6.13	Interpretation; Construction	19

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CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2015 (this “Agreement”), by and between Shire plc, a company incorporated in Jersey (“Parent Holdco”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), in favor of each person who from time to time holds one or more contingent value rights (the “CVRs”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated November 2, 2015 (the “Merger Agreement”), by and among Dyax Corp., a Delaware corporation (the “Company”), Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), and Parent Holdco, pursuant to which Merger Sub will merge with and into the Company with the Company surviving (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, Parent Holdco has agreed to provide to the holders of shares of common stock, par value $0.01 per share of the Company (the “Shares”), holders of restricted stock units denominated in Shares (“RSU Holders”) and holders of stock options to purchase Shares (“Option Holders”) the right to receive the Milestone Payment (as defined below) during the Milestone Period (as defined below); and

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR is $4.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent Holdco and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

Definitions

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acting Holders” means, at the time of determination, Holders of at least thirty-five percent (35%) of the outstanding CVRs as set forth in the CVR Register.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than by Parent Holdco or any of Parent Holdco’s Subsidiaries. For purposes of clarification, an “Assignment Transaction” shall not apply to sales of the Product made by Parent Holdco or its Affiliates or ordinary course licensing arrangements between Parent Holdco and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling the Product.

“Board of Directors” means the board of directors of Parent Holdco or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution of the Board of Directors that has been certified in writing by the chairman of the Board of Directors, the chief executive officer, chief financial officer, executive vice president, company secretary or a deputy company secretary of Parent Holdco to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, which has been delivered to the Rights Agent.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

“Change in Control” means (a) a merger or consolidation involving Parent Holdco in which Parent Holdco is not the surviving entity, (b) any transaction involving Parent Holdco in which Parent Holdco is the surviving entity but in which the stockholders of Parent Holdco immediately prior to such transaction own less than fifty percent (50%) of Parent Holdco’s voting power immediately after the transaction or (c) any other transaction pursuant to which rights in and to the Product are transferred to or acquired by any Person, by operation of law, other than by Parent Holdco or any of Parent Holdco’s Subsidiaries.

“Diligent Efforts” means, with respect to the Product, using such efforts and resources normally used by Persons of comparable size within the pharmaceutical industry for the development and seeking of regulatory approval for a pharmaceutical product having similar market potential as the Product at a similar stage of its development or product life, taking into account all relevant factors, including issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration and convenience, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development (other than any such product owned or controlled by Parent Holdco or any

Affiliate or that Parent Holdco or any Affiliate is discovering, researching, developing, manufacturing or commercializing along with one or more collaborators), the launch or sales of a generic or biosimilar product, the regulatory structure involved, the regulatory environment and the expected profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product), and relevant technical, commercial, financial, legal, scientific and medical factors. For the avoidance of doubt, Section 4.4 shall apply to Parent Holdco and its successors and assigns.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

“Milestone” will be deemed to occur upon Parent Holdco’s or its Affiliates’ (or their respective successors or assigns) receipt of approval by the FDA of a biologic license application which approval grants Parent Holdco or its Affiliates (or their respective successors or assigns) the right to market and sell the Product in the United States in accordance with applicable Law for the prevention of attacks of type 1 and type 2 hereditary angioedema in patients with type 1 or type 2 hereditary angioedema, as evidenced by the publication of such approval by the FDA; provided that such approval (a) does not require the inclusion of a “boxed warning” (as defined in 21 CFR §201.57(c)(1)) in the product labeling, (b) does not require the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA under the authority granted to it in 21 U.S.C. § 355-1 other than one whose elements are limited to the distribution of educational materials and (c) is not granted by the FDA under subpart E of the Federal Drug and Cosmetic Act (21 CFR § 601); provided, further, for the avoidance of doubt, such approval may contain (x) a voluntary commitment to conduct a post-approval study or clinical trial or (y) a post-approval study or clinical trial required pursuant to 21 USC §355(o).

“Milestone Payment” means $4.00 per CVR.

“Milestone Payment Date” means the date that is selected by Parent Holdco not more than ten (10) Business Days following the date of the achievement of the Milestone.

“Milestone Period” means the period commencing as of the date of this Agreement and ending 11:59 p.m., Eastern time, on December 31, 2019.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, an executive vice president, in each case of Parent Holdco, in his or her capacity as such an officer, and delivered to the Rights Agent or any other person authorized to act on behalf of Parent Holdco.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent Holdco or its Subsidiaries.

“Party” shall mean the Rights Agent, Parent Holdco and/or the Holder(s), as applicable.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company.

“Product” means the compound known as DX-2930, having the heavy chain and light chain as set forth in Appendix A.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

1.2 Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Acquiror	4.3(a)(i)
Aggregate Milestone Payment	2.4(a)
Agreement	Preamble
Company	Recitals
CVR	Preamble
CVR Register	2.3(b)
Equity Awards Schedule	2.3(b)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone Achievement Certificate	2.4(a)
Option Holders	Recitals
Parent	Recitals
Parent Holdco	Preamble
RSU Holders	Recitals
Shares	Recitals

1.3 Other Definitional Provisions. Unless the context expressly otherwise requires:

(a) the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) the term “or” will not be deemed to be exclusive;

(g) references herein to any gender include the other gender; and

(h) any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

ARTICLE II

Contingent Value Rights

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders shall be the (i) holders of Shares other than Excluded Shares immediately prior to the Effective Time and (ii) holders of Company Options and Company RSUs immediately prior to the Effective Time whose Company Options and Company RSUs are converted into the right to receive the Per Share Merger Consideration pursuant to Article IV of the Merger Agreement.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted transfer, in whole or in part, that is not a Permitted Transfer, will be void ab initio and of no effect.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVRs shall, in the case of the holders of Shares immediately prior to the Effective Time, other than the Excluded Shares, be registered in the names and addresses of the holder as set forth in the form Parent Holdco furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Per Share Merger Consideration. The CVR Register will initially show one position for Cede & Co representing all Shares held by DTC on behalf of street holders held by such holders as of immediately prior to the Effective Time. In the case of RSU Holders and Option Holders, the CVRs shall be registered in the names and addresses of such RSU Holder or Option Holder, as applicable, and in a denomination equal to the number of Shares subject to the outstanding restricted stock units held by such RSU Holder immediately prior to the Effective Time or the number of Shares underlying the outstanding stock options held by such Option Holder immediately prior to the Effective Time, as applicable, and, in each case, as set forth in a schedule delivered by the Company to Parent Holdco (the “Equity Awards Schedule”). The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent Holdco and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the written notice is in proper form, promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If the Milestone occurs at any time prior to the expiration of the Milestone Period, then, on or prior to the Milestone Payment Date, Parent Holdco will deliver or cause to be delivered to the Rights Agent (i) a certificate (the “Milestone Achievement Certificate”) certifying the date of the satisfaction of the Milestone and that the Holders are entitled to receive the Milestone Payment and (ii) a wire transfer of immediately available funds to an account designated by the Rights Agent, in the aggregate amount equal to the number of CVRs (as reflected in the CVR Register) then outstanding multiplied by the amount of the Milestone Payment (the “Aggregate Milestone Payment”). After receipt of the wire transfer described in the foregoing sentence, the Rights Agent will promptly (and in any event, within five (5) Business Days) pay (x) by one lump sum wire payment to DTC for any Holder who is a former street name holder of Shares and (y) for all other Holders, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent (such amount in (x) and (y) together, an amount in cash equal to Aggregate Milestone Payment). The Rights Agent shall hold the Aggregate Milestone Payment in a non-interest bearing account until such payment is made in accordance with the foregoing sentence. Notwithstanding the foregoing, in no event shall Parent Holdco be required to pay the Milestone Payment more than once and Parent Holdco shall not be required to pay the Milestone Payment if the Milestone occurs after the expiration of the Milestone Period.

(b) Parent Holdco or the Rights Agent shall be entitled to deduct or withhold from the Milestone Payment, if payable, such amounts as may be required to be deducted or withheld with respect to the Milestone Payment or CVR under the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign Law relating to Taxes, as may be reasonably determined by Parent Holdco or the Rights Agent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary Tax forms in order to reduce or eliminate such withholding amounts. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and prior to the fifteenth (15th) day of February in the year following any payment of such Taxes by Parent Holdco or the Rights Agent, the Rights Agent shall deliver to the person to whom such amounts would otherwise have been paid the original Form 1099 or other reasonably acceptable evidence of such withholding.

(c) Any portion of any Milestone Payment that remains undistributed to the Holders six (6) months after the date of the Milestone Achievement Certificate shall be delivered by the Rights Agent to Parent Holdco, upon demand, and any Holder shall thereafter look only to Parent Holdco for payment of such Milestone Payment, without interest, but such Holder shall have no greater rights against Parent Holdco than those accorded to general unsecured creditors of Parent Holdco under applicable Law.

(d) Neither Parent Holdco nor the Rights Agent shall be liable to any person in respect of any Milestone Payment delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent Holdco’s and/or the Rights Agent’s reasonable best efforts to deliver a Milestone Payment to the applicable Holder, such Milestone Payment has not been paid prior to the date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Entity, any such Milestone Payment shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent Holdco, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent Holdco agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent Holdco.

(e) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Parties agree to treat the CVRs and the Milestone Payment received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Shares and none of the Parties will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

(f) The Parties agree, to the extent consistent with applicable law, to treat the payments from the CVRs received with respect to the Company RSUs and Company Options for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the CVR as a payment itself).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent Holdco.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

The CVRs shall not represent any equity or ownership interest in Parent Holdco or in any constituent company to the Merger or any of their respective Affiliates.

2.6 Enforcement of Rights of Holders Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Acting Holders.

ARTICLE III

The Rights Agent

3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent Holdco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith on its part, incur no liability and be held harmless by Parent Holdco for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection, and shall be held harmless by Parent Holdco in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent Holdco with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent Holdco only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent Holdco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent Holdco), nor shall it be responsible for any breach by Parent Holdco of any covenant or condition contained in this Agreement;

(h) Parent Holdco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, suit or loss incurred without negligence, bad faith or willful or intentional misconduct;

(i) the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j) Parent Holdco agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent Holdco on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes other than withholding Taxes owed by Holders and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent Holdco for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent Holdco specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent Holdco has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent Holdco to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent Holdco, by a Board Resolution, shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent Holdco shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent Holdco fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent Holdco.

(d) The Rights Agent will cooperate with Parent Holdco and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent Holdco and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent Holdco or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

Covenants

4.1 List of Holders. Parent Holdco shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, in such form as Parent Holdco receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders and, with respect to RSU Holders and Option Holders, in such form as set forth in the Equity Awards Schedule.

4.2 Payment of Milestone Payment. Parent Holdco will duly deposit or cause to be deposited with the Rights Agent, on or prior to the Milestone Payment Date, the Milestone Payment to be made to the Holders in accordance with the terms of this Agreement. Such amounts shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due.

4.3 Assignment Transactions.

(a) Parent Holdco shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction in which material commercialization rights to the Product in the U.S. or the obligations set forth in Section 4.4 of this Agreement are transferred other than to an Affiliate, unless (i) the acquiring Person (each such Person, an “Acquiror”) is either (x) one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, or (y) a pharmaceutical or biotechnology company with a regulatory and scientific infrastructure comparable to that used by Parent Holdco to pursue the Milestone for the Product at such time and (ii) Parent Holdco has delivered to the Rights Agent an Officer’s Certificate and Opinion of Counsel stating that such condition precedent has been complied with. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent Holdco’s obligations hereunder, Parent Holdco may elect to be released from any and all obligations hereunder only if the Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent Holdco to be performed or observed.

(b) Notwithstanding Section 4.3(a), Parent Holdco may, in its sole discretion and without the consent of any other party, consummate any Change in Control.

4.4 Diligent Efforts. During the Milestone Period, Parent Holdco (and its successors and assigns) shall, and shall cause its (and their) Subsidiaries to, use Diligent Efforts to achieve the Milestone prior to the end of the Milestone Period and as promptly as practicable following the Effective Time.

ARTICLE V

Amendments

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent Holdco, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent Holdco such further covenants, restrictions, conditions or provisions as Parent Holdco shall consider to be for the protection of the Holders, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, provided that, such amendments do not adversely affect the interests of the Holders;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

(vi) subject to Section 4.3, to evidence the succession of another Person to Parent Holdco and the assumption by any such successor of the covenants of Parent Holdco contained herein;

(vii) to evidence the assignment of this Agreement by Parent Holdco as provided in Section 4.3; or

(viii) any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent Holdco, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

Miscellaneous and General

6.1 Termination. This Agreement will be terminated and of no force or effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent Holdco to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent to each Holder of the Milestone Payment required to be paid under the terms of this Agreement in accordance with Section 2.4(a), and (b) the expiration of the Milestone Period. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.2 Notices to the Rights Agent and Parent Holdco. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier to such party, in the case of mail, facsimile or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent Holdco:

Shire plc

5 Riverwalk, Citywest Business Campus

Dublin

Ireland

Attention: Michael Garry

Fax: +353 (0) 1 429 7701

With a copy to:

Shire

300 Shire Way

Lexington, MA 02421

Attention: Bill Mordan, General Counsel

Fax: (617) 613-4004

If to Rights Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Trust Department

Phone: [●]

Fax: [●]

Email: [●]

With a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Legal Department

Phone: [●]

Fax: [●]

Email: [●]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. All such notices, requests, instructions, demands, waivers and other communications or documents give as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

6.3 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent Holdco and the Rights Agent on behalf of the Holders and delivered to each other, it being understood that Parent Holdco and the Rights Agent need not sign the same counterpart.

6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED IN ACCORDANCE WITH, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, and any appellate court from any thereof, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this

Agreement, and in respect of the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to and grants any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 6.5(a) in the manner provided for notices in Section 6.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(b).

6.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.8 Third-Party Beneficiaries; Action by Acting Holders. Parent Holdco and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who are intended third-party beneficiaries hereof. Parent Holdco and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the right of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The parties hereto hereby agree that irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Parent Holdco or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holders, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent Holdco or Assignee, on the one hand, and the Rights Agent or the Acting Holders, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to seek specific enforcement of the terms and provisions of this Agreement.

6.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

6.10 Assignment. This Agreement shall not be assignable provided, however, that (a) Parent Holdco may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is a direct or indirect wholly-owned subsidiaries of Parent Holdco, provided that Parent Holdco remains jointly and severally liable, (ii) with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.3.

6.11 Benefits of Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent Holdco, which notice, if given, shall be irrevocable. Parent Holdco may, in its sole discretion, at any time, offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

6.12 Legal Holidays. In the event that any Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

6.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SHIRE PLC

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [                    ] (this “Agreement”), between Shire plc, a company incorporated in Jersey (“Assignor”) and [●], a [                    ] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”) are parties to a Contingent Value Rights Agreement dated as of [●] (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.	Assignment. Effective as of [●] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2.	Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware, without giving effect to the principles of conflicts of laws thereof.

5.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title: